Exhibit 11

January 14, 2009

VIA TELECOPY AND COURIER

Rishi Varma, Esq.

Corporate Secretary

Trico Marine Services, Inc.

10001 Woodloch Forest Dr.

Suite 610

The Woodlands, Texas  77380

Re:                             Demand Pursuant to Delaware General Corporation Law Section 220

Dear Mr. Varma:

Kistefos AS (“Kistefos”), with a business address of Stranden 1, N-0250, Oslo, Norway, is the beneficial owner of 3,535,959 shares of common stock (the “Shares”), or approximately 22.8% of the outstanding common stock of Trico Marine Services, Inc. (the “Company”).  A true and correct copy of a letter attesting to Kistefos’ beneficial ownership of the Shares is attached hereto as Annex I.

Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) and other applicable law, Kistefos hereby demands (the “Demand”) the right, during the Company’s usual business hours, to inspect the following books and records of the Company (the “Demand Materials”) and to make copies and extracts therefrom:

1.                                       Stockholder Lists

(a)                                  A complete record or list of the Company’s stockholders, certified by the Company or its transfer agent, showing the names and addresses of each stockholder and the number of shares of stock registered in the name of each such stockholder.

(b)                                 Relating to the list of stockholders and all other information referred to in paragraph (a), a magnetic computer tape list, computer disk or other electronic media containing such information, the computer processing data necessary for the undersigned to make use of such information on electronic media and a hard copy printout of such information in order of descending balance for verification purposes.

(c)                                  All daily transfer sheets showing changes in the names and addresses of the Company’s stockholders and/or in the number of shares of the Company’s stockholders which are in or come into the possession of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to referred to in paragraph (a).

(d)                                 All information in or which comes into the Company’s or its agents’ possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies or voting trustees or their nominees, concerning the names and addresses of and the number of shares held by the actual beneficial owners of shares of the Company, including, without limitation, participating brokers, dealers, banks and other financial institutions which own shares of the Company for their own or their customers’ account, any holdings in the respective names of Cede & Co. and other similar depositories or nominees as well as any material request list provided by Broadridge Financial Services, Inc., any omnibus proxies issued by such entities, all DTC participant listings (whether in electronic form or list form), including any daily or weekly participant list for the Depository Trust Company, or from other similar depositories or nominees, any respondent bank lists and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise, all such listings or other information which is in electronic form to be provided to Okapi Partners LLC as soon as it is made available to the Company or its agents and, if the Company or its agents are authorized to have online access to the Depository Trust Company security position listings, then Okapi Partners LLC, as Kistefos’ agent, shall be given equivalent access.

(e)                                  A list showing the name and address of and the number of shares of stock of the Company attributable to any participant in any employee stock ownership, stock purchase, stock option, 401(k), retirement, restricted stock, incentive, profit sharing or other employee compensation or benefit plan of the Company in which the decision as to the voting of the shares held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan (and all information on electronic media and the relevant processing data and printouts as described in paragraph (b) above containing such information) and the method(s) by which Kistefos and its agents and representatives may communicate with each such plan, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also of shares for which the trustee or the administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

(f)                                    All information in or which comes into the Company’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees, relating to the names of the non-objecting beneficial owners of the Company’s stock (commonly referred to as a “NOBO” list) whose shares are held by brokers, dealers, banks, clearing agencies, voting trustees or their nominees pursuant to Rule 14b-1(b) or Rule 14b-2(b) under the Exchange Act, in the format of a magnetic computer tape, computer disk or similar electronic media of such owners showing the name, address and number of shares registered in the name of each such owner in descending balance order, such computer processing data as is necessary for Kistefos to make use of such computer disk or other electronic media, and a hard copy printout of such magnetic computer tape, computer disk or electronic media for verification purposes.  Such information with respect to brokers and dealers is readily available to the Company pursuant to Rule 14b-1(b) or Rule 14b-2(b) under the Exchange Act from Broadridge Financial Solutions, Inc. or otherwise.

(g)                                 Any stop transfer lists or stop lists relating to any shares of stock of the Company.

2.                                       Organizational Documents

A complete and correct copy of the bylaws and certificate of incorporation of the Company, as in effect now and as amended from time to time.

Each item is requested to be complete and correct as of two days after the date of this letter (or another recently practicable date).  Kistefos demands further that all modifications, additions or deletions to any and all information in the Demand Materials be immediately furnished as such modifications, additions or deletions become available to the Company or its representatives or agents.

The purpose of this Demand is to enable Kistefos to communicate with the Company’s stockholders regarding matters relating to its interest as a stockholder of the Company in the proposals made in its letter to the board of directors of the Company dated December 23, 2008, including, without limitation, for the purpose of requesting a special meeting of the stockholders under Article II, Section 4 of the Company’s bylaws (the “Special Meeting”).

This letter shall also serve as Kistefos’ demand to inspect and copy each item set forth above reflecting data as of any record date (or amended record date) that shall be set for the Special Meeting or the 2009 annual meeting of stockholders of the Company.

Kistefos hereby designates and authorizes Okapi Partners LLC, its principals and employees, Holland & Knight LLP, its partners, principals and employees, and any other persons designated by Kistefos, Okapi Partners LLC, or Holland & Knight LLP, acting together, singly or in any combination, to act as its agents , and to seek the production and conduct the inspection and copying, of the Demand Materials herein requested.

Please advise Frode Jensen, Esq., of Holland & Knight LLP, via mail at 195 Broadway, New York, New York 10007, by telephone at (212) 513-3462, by facsimile at (212) 385-9010 or by e-mail at Frode.Jensen@hklaw.com as promptly as practicable as to the time and place that the Demand Materials will be made available in accordance with this Demand. Please also advise such counsel immediately whether you voluntarily will supply the Demand Materials. In addition, if the Company believes that this Demand is incomplete or otherwise deficient in any respect, please contact such counsel immediately so that Kistefos may promptly address any alleged deficiencies.

If you refuse to permit the inspection and copying demanded herein, or fail to reply to this Demand, within five (5) business days from the date hereof, Kistefos will conclude that this Demand has been refused and reserves the right to take appropriate steps to secure its rights to examine and copy the Demand Materials.

Kistefos reserves the right to withdraw or modify this Demand at any time, and to make other demands of the Company whether pursuant to the DGCL, other applicable law, or the Company’s certificate of incorporation or bylaws.

Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter and returning it to our counsel, Frode Jensen, at Holland & Knight LLP, in the enclosed envelope.

Please direct any questions or correspondence regarding this letter to Frode Jensen.

Sincerely,

KISTEFOS AS

By:
	Name:	Åge Korsvold
	Title:	Chief Executive Officer

Encls.

cc:	Frode Jensen, Holland & Knight LLP
Bruce H. Goldfarb, Okapi Partners LLC

Verification

I, Åge Korsvold, the Chief Executive Officer Kistefos AS (“Kistefos”), on behalf of Kistefos and not in my personal capacity, hereby certify under penalty of perjury under the laws of the United States and of any state that the letter attached hereto is the letter of demand (the “Demand Letter”) for the inspection of certain designated Demand Materials (as this term is defined in such Demand Letter) of Trico Marine Services, Inc. (the “Company”) and that the statements made therein are true and correct.

KISTEFOS AS

By:
		Name:	Åge Korsvold
		Title:	Chief Executive Officer

Date: January 14, 2009